Exhibit 99.1

Hello, and welcome to our fourth quarter and fiscal year 2011 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, December 6, 2011, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks, Julie. Good morning and welcome to our Q4 earnings call.

I’ll begin this session by reviewing our Q4 financial performance and then provide context on our strategy and where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for FY12.

During Q4 Liquidity Services reported strong financial results as we expanded our leadership position in the Reverse Supply Chain market by delivering significant value to our clients and buying customers. We exceeded our guidance range for both GMV and EBITDA while continuing to make important investments for the future. Q4 GMV was up 20% YOY to $146 million driven by growth in the sale of high value capital assets in our commercial, DoD and municipal marketplaces. Adjusted EBITDA of $12.5 million was up 51% YOY driven by improved merchandising programs, further penetration of existing clients and improved operating leverage. Adjusted EPS during Q4 was $0.14 which included a change in our estimated book tax rate for the full year which negatively impacted Q4 by six cents per share. Excluding this impact would have resulted in adjusted EPS of $0.20 per share at the high end of our guidance range.

We continued to demonstrate our financial strength by generating cash from operating activities of approximately $11.4 million during Q4 and we ended the quarter with approximately $129 million in cash and zero long term debt.

As evidenced in Q4, our e-commerce marketplaces, large and growing network of buyers and integrated services are ideally suited to solving the needs of corporate and government clients for a wide range of surplus assets.

As we reflect on our record year of financial results in FY11, let me summarize our strategy and where we stand in our company’s development.

Since our founding in 1999, Liquidity Services’ mission has been to transform and improve the inefficient and fragmented reverse supply chain market which we estimate to be a $60+ billion opportunity in the U.S.

We are proud to say that we have made a significant positive impact to this segment of the economy.

Liquidity Services has built transparent, innovative and highly effective marketplaces and integrated services that have connected buyers and sellers of surplus assets across the globe supporting over $2.4 billion of completed transactions on behalf of many of the world’s largest organizations.

Since our IPO in 2006, Liquidity Services has grown its GMV and adjusted EBITDA by 26% and 29% per year, respectively, in a challenging economic climate. We have built the largest B2B buyer base for surplus goods and now have over 1.6 million buyers connected to our marketplaces.

Our consistent execution has enabled Liquidity Services to become the trusted provider of choice in our industry with over 50 Fortune 500 corporations and over 4,000 government agency clients.

With this success comes the opportunity to continue to leverage our collective knowledge, expertise and capabilities to improve our service and lead the way in our industry.

Therefore, our goal is to triple the size of our business in the next 5 years to over $1.5 billion of GMV and over $150 million of EBITDA.

Over the next five years we will continue to deliver the marketplace and unique breath of services that large enterprises require to manage their Reverse Supply Chain activities. We will make continued investments in our marketplace platform, merchandising tools and operational infrastructure to increase client net recovery and expand the volume of supply and demand on our platform. And we will aggressively drive market share expansion to achieve economies of scale to reinforce our leadership position.

We at Liquidity Services remain very excited about our future due to several important characteristics of our business.

First, Liquidity Services is still in its early days. We address multiple, large markets still in the early stages of online adoption. Just as other segments of our economy have been transformed by technology, so too is Liquidity Services revolutionizing the Reverse Supply Chain by developing and delivering innovative and effective solutions that enable Fortune 1000 corporations and public sector agencies to reduce costs and improve margins. We are replacing live on-site auction events and manual liquidation sales with a professionally managed, centralized online marketplace that enables sellers to tap a global buyer base with faster sales cycles, greater flexibility and higher net recovery than traditional sales methods. In turn, we are providing opportunity to millions of small businesses and end users around the world to source assets that might otherwise lie fallow.

Second, with over 4,000 commercial and government clients, including many of the largest and most sophisticated organizations in the world, Liquidity Services is the market leader in our category with strong competitive advantages.

As measured by GMV transacted, we are:

—the #1 online marketplace in retail consumer goods surplus liquidation.

—the #1 online marketplace in public sector surplus goods liquidation

—the #2 online marketplace in the sale of capital assets.

We believe our innovative business model, large and growing buyer base, long term seller relationships and unique product domain expertise are very difficult to replicate.

Third, we have a talented organization that is focused on expanding our position in the marketplace organically and through complementary acquisitions.  On October 1, we closed the acquisition of Jacobs Trading, a privately held provider of remarketing and reverse logistics solutions with an over 20-year track record of service excellence to Walmart and other leading Fortune 500 retailers and manufacturers of consumer goods.   This strategic combination will enable our respective clients and buying customers to utilize a broader array of innovative value added services, sales channels and distribution center locations to save costs, improve cycle times and accelerate sustainability initiatives within the retail supply chain. The Jacobs Trading acquisition expands the size and scale of our commercial marketplace and further leverages our fixed investments in our national warehouse network, sales force, marketing and operations teams. The markets we serve are still very fragmented and we continue to seek and evaluate strategic acquisitions which would enhance our seller and buyer base, product domain expertise and level of value added services provided to our clients.

Finally, our continued progress provides the insights and client feedback to invest in innovation. We plan to continue to enhance our marketplace technology platform and value added services to make it easier for our buying customers to find and buy desired assets and for our sellers to speed the transaction process and recover more value.

After more than a decade of growth and success, we continue to foster an entrepreneurial spirit at Liquidity Services. Our team has a passion to improve our business every day and deliver innovative solutions to our clients. Just like Day One of our founding, we measure our success by our ability to create value for our clients and buying customers and we believe we are just getting started with where we can take Liquidity Services. Now let me turn it over to Jim for a more detailed review of our financial results and outlook for FY12.

Thanks, Bill.

Our record full year results and strong fourth quarter results reflect market share gains and enhanced service levels and operating efficiencies across our entire business, as a result of investments we have made to support our growth over the last several years.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders.  Fiscal year 2011 adjusted earnings before interest taxes depreciation and amortization, or EBITDA has improved 40.5% to $52.7 million.

In addition to strong core business operating results for the quarter, we embarked on several key initiatives to continue to drive significant shareholder returns in fiscal year 2012.  We closed the Jacobs Trading acquisition on October 1st and have commenced the integration of this business.  Additionally, we have substantially completed the closing of our United Kingdom (UK) subsidiary, Liquidity Services Limited, (LSL) in accordance with our previously announced plan.  We will detail the losses of this business over the last several years in our 10 (K), as the operations of the business have been classified as discontinued.  The results discussed in our earnings release and on this call include the losses we have incurred for the quarter and the year.  During our last earnings call, we disclosed Adjusted EBITDA losses for the fiscal years ended September 30, 2009 and 2010 were approximately $2.1 million and $3.0 million, respectively.  The Adjusted EBITDA losses in the fourth quarter came in as expected around $2.0 million, resulting in a full year loss of $5.3 million.  During our last earnings call, we had estimated the effective income tax rate to be 26%, or a benefit of $0.26 per share, as a result of the closure of the U.K. operations.  Actual full year adjusted net income and adjusted diluted earnings per share realized a tax benefit of $0.20 per share, based on an effective income tax rate of 34%, which negatively impacted the fourth quarter by $0.06 per share, excluding this impact would have resulted in adjusted diluted earnings per share of $0.20 for the fourth quarter.  We estimate that our future effective income tax rate will be approximately 42%.

Next I will comment on our fourth quarter financial results, which came in above our guidance range for gross merchandise volume, or GMV, and adjusted EBITDA.

Total GMV increased to $146.0 million up 19.6% year over year.

GMV in our GovDeals, or state and local government, marketplace increased to $29.5 million up 30.3% year over year as we continue to add new clients thus further penetrating the $2.0 billion state and local government market.

GMV in our US commercial marketplaces increased to $63.9 million up 18.1% year over year principally as a result of the TruckCenter.com acquisition on June 1, 2011.

GMV in our DoD scrap marketplace increased to $24.5 million up 18.8% year over year as a result of increasing commodity prices and a mix shift to higher value metals.

GMV in our DoD surplus marketplace increased to $26.7 million up 21.7% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

Total revenue increased to $80.7 million up 10.6% year over year, primarily due to the GMV growth discussed.

Technology and operations expenses increased 9.5%, to $14.0 million, year over year, primarily due to increases in staff, outsourced processing labor and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects and the addition of TruckCenter.com.  As a percentage of revenue, these expenes decreased to 17.4% from 17.6%.

Sales and marketing expenses decreased 2.5%, to $6.2 million, year over year, primarily due to increased efficiencies in our online marketing campaigns. As a percentage of revenue, these expenses decreased to 7.7% from 8.7%.

General and administrative expenses increased 26.1%, to $8.0 million, year over year, primarily due to (1) $1.0 million in general corporate expenses and business development costs to support the growth discussed above and (2) expenses of $0.6 million due to increases in staff, outsourced processing labor and temporary wages, including stock based compensation, consultant fees associated with technology infrastructure projects, and the addition of TruckCenter.com. As a percentage of revenue, general and administrative expenses increased to 9.9% from 8.7%.

Adjusted EBITDA grew 50.6%, year over year, to $12.5 million.

Adjusted net income was $4.1 million for the quarter, up 20.3% year over year including the additional taxes recorded as I previously discussed.  Adjusted diluted earnings per share was $0.20, for the quarter, up 53.8% year over year, based on approximately 30.5 million diluted weighted average shares outstanding, and netting out the additional taxes recorded in the quarter.

I will now discuss the fiscal year 2011 results, and will not provide detailed explanations for changes from fiscal year 2010, when those explanations are similar to the ones previously discussed in my year over year comparison for the fourth quarter.

GMV increased 29.9% to a record $558.5 million for the year.

Revenue increased 17.6% to a record $337.4 million for the year.

Technology and operations expenses increased 12.7%, to $55.3 million for the year.  As a percentage of revenue, these expenses decreased to 16.4% from 17.1%.

Sales and marketing expenses increased 13.9% to $24.2 million for the year. As a percentage of revenue, these expenses decreased to 7.2% from 7.4%.

General and administrative expenses increased 15.6% to $28.8 million for the year. As a percentage of revenue, these expenses decreased to 8.5% from 8.7%.

Adjusted net income grew 88.4%, year over year, to $30.5 million and adjusted diluted EPS was $1.05 for the year, based on approximately 29.1 million diluted weighted average shares outstanding.

The Company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the fourth quarter and fiscal year 2011, LSI generated $11.4 million and $39.9 million of operating cash flow an increase of 51.5% and 24.9%, respectively, year over year.

We continue to have a strong balance sheet.  At September 30, 2011, we had a record cash balance of $129.1 million, current assets of $171.3 million and total assets of $227.8 million,

with $111.7 million in working capital.  Pro Forma for the Jacobs acquisition, we had a cash balance of $49.1 million, current assets of $98.7 million and total assets of $301.5 million, with $33.8 million in working capital.  We also incurred long-term debt of $40.0 million, in the form of a subordinated note.

Capital expenditures during the quarter were $0.4 million and $4.8 million for the fiscal year.  We expect capital expenditures to be $5.0 to $6.0 million for fiscal year 2012.

Management is providing the following guidance for the next quarter and fiscal year 2012.  We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the third quarter of fiscal year 2012.

We expect GMV for fiscal year 2012 to range from $690 million to $730 million.  We expect GMV for the fiscal first quarter of 2012 to range from $160 million to $170 million.

We expect adjusted EBITDA for fiscal year 2012 to range from $78 million to $82 million.  We expect adjusted EBITDA for the fiscal first quarter of 2012 to range from $16.0 million to $18.0 million.

We estimate adjusted earnings per diluted share for fiscal year 2012 to range from $1.26 to $1.32.  For the fiscal first quarter of 2012, we estimate adjusted earnings per diluted share to range from $0.23 to $0.27.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.5 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs including transaction costs and amortization of intangible assets, including the $35.7 million intangible assets from our acquisition of Jacobs Trading, and for the effects of FAS 123(R), which we estimate to be approximately $2.3 million to $2.5 million per quarter for fiscal year 2012.  These stock based compensation costs are consistent with fiscal year 2011.

Bill and I will now answer any questions.